CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in this Form S-1 filed under the Securities Act of 1933 by United Information Systems, Inc. of our report dated March 23, 1998, relating to our examinations of the financial statements of United Information Systems, Inc. as of December 31, 1997 and 1996. We also consent to the reference to our firm appearing under the caption "Experts" in the Form S-1.

SPEAR, SAFER, HARMON & CO.

Miami, Florida
May 13, 1998